As filed with the Securities and Exchange Commission on August 6, 2026
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
COMMVAULT SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3447504
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
1 Commvault Way, Tinton Falls, New Jersey 07724
(Address of Principal Executive Offices)

COMMVAULT SYSTEMS, INC. 2026 EQUITY PLAN
(Full Title of the Plan)

Sanjay Mirchandani
President and Chief Executive Officer
Commvault Systems, Inc.
1 Commvault Way, Tinton Falls, New Jersey 07724
(732) 870-4000
(Name, Address and Phone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Commvault Systems, Inc. (the “Company” or “Registrant”) for the purpose of registering 3,374,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Commvault Systems, Inc. 2026 Equity Plan (the “Plan”), which was approved by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders held on August 6, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act and are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(1)    The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the Commission on May 11, 2026 (the “Annual Report”);

(2)    The information specifically incorporated by reference into the Annual Report from the Company’s Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Stockholders, filed with the Commission on June 24, 2026;

(3)    The Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on July 29, 2026;

(4)    All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(5)     The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A/A filed with the Commission on September 19, 2006 (Commission File No. 001-33026), as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 5, 2023, together with any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), permits a corporation to eliminate or limit the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except for liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the corporation.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s certificate of incorporation (the “Certificate”) exculpates the Company’s directors and officers from personal liability as permitted by DGCL Section 102(b)(7), described above. The Certificate and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL and require the Company to advance litigation expenses upon its receipt of an undertaking by or on behalf of a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the Company’s bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The Company has obtained directors’ and officers’ liability insurance.

In addition, the Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate and bylaws. These agreements, among other things, indemnify the Company’s directors and some of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of services by that person as a director or officer of the Company or as a director or officer of any of the Company’s subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the Company’s request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Commvault Systems, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2019).
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K dated August 28, 2020).
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2023).
4.4	Fifth Amended and Restated Bylaws of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2026).
4.5	Commvault Systems, Inc. 2026 Equity Plan (Incorporated by reference to Exhibit 1 to the Registrant’s Proxy Statement on Form DEF 14A for the 2026 Annual Meeting of Stockholders).
5.1*	Opinion of Hogan Lovells Cadwalader US LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Hogan Lovells Cadwalader US LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on signature page hereto).
107*	Filing Fee Table.
____________
* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tinton Falls, State of New Jersey, on August 6, 2026.

COMMVAULT SYSTEMS, INC.
By:	/s/ Sanjay Mirchandani
Sanjay Mirchandani
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Sanjay Mirchandani, Gary Merrill, Danielle Abrahamsen, and Danielle Sheer as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2026.

Signature	Title

/s/ Sanjay Mirchandani	Director, President & Chief Executive Officer (Principal Executive Officer)
Sanjay Mirchandani

/s/ Gary Merrill	Chief Financial Officer (Principal Financial Officer)
Gary Merrill

/s/ Danielle Abrahamsen	Chief Accounting Officer (Principal Accounting Officer)
Danielle Abrahamsen

/s/ Nicola Adamo	Chairman of the Board
Nicola Adamo

/s/ Martha H. Bejar	Director
Martha H. Bejar

/s/ Keith Geeslin	Director
Keith Geeslin

/s/ Vivie Lee	Director
Vivie Lee

/s/ Charles E. Moran	Director
Charles E. Moran

/s/ A. Shane Sanders	Director
A. Shane Sanders